Exhibit B

Titled Officers and Directors of Harbert Fund Advisors, Inc. and Harbert Management Corporation

Name and Position	Principal Occupation	Principal Business Address	Citizenship

Raymond J. Harbert Chief Executive Officer and Chairman of HFA and HMC John F. Bryant Executive Vice President and Senior Managing Director of HMC	Serving as Chairman and CEO of HMC Serving as Executive Vice President and a Senior Managing Director of HMC	2100 Third Avenue North, Suite 600; Birmingham, AL 35203 2100 Third Avenue North, Suite 600; Birmingham, AL 35203	USA USA

Raymond J, Harbert, Jr. Executive Vice President & Chief Financial Officer of HFA and HMC & Director of HMC	Serving as EVP, CFO and a director of HMC	2100 Third Avenue North, Suite 600; Birmingham, AL 35203	USA

John W. McCullough Executive Vice President, General Counsel & Director of HFA and HMC	Serving as EVP, GC and a director of HMC	2100 Third Avenue North, Suite 600; Birmingham, AL 35203	USA

J. Travis Pritchett President & Chief Operating Officer of HFA and HMC & Director of HMC	Serving as President, COO and a director of HMC	2100 Third Avenue North, Suite 600; Birmingham, AL 35203	USA

Michael C. Bauder Chief Compliance Officer of HFA and HMC & Director of HFA	Serving as CCO of HFA and HMC and a Director of HFA	2100 Third Avenue North, Suite 600; Birmingham, AL 35203	USA
Lee W. Purcell Global Head of Capital Markets	Serving as Global Head of Capital Markets of HFA	2100 Third Avenue North, Suite 600; Birmingham, AL 35203	USA